UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 30, 2010
HILLENBRAND, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-33794	26-1342272

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Batesville Boulevard Batesville, Indiana	47006

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (812) 934-7500
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On June 30, 2010, Hillenbrand, Inc. (the “Company”, “we,” “us,” and “our”), the lenders named therein (the “Lenders”), Citibank, N.A., as resigning agent (“Citibank”), and JPMorgan Chase Bank, N.A., as successor agent for the Lenders (“JPMorgan Chase Bank”), entered into a second amendment (the “Amendment”) to that Credit Agreement, dated as of March 28, 2008, among the Company, the Lenders, and Citibank, as amended by Letter Amendment No. 1, dated as of December 16, 2009 (as may be further amended, supplemented, or otherwise modified from time to time, the “Credit Agreement”).
     Under the Amendment, Citibank resigned as the agent for the Credit Agreement, and JPMorgan Chase Bank agreed to be, and was, appointed as the successor agent for all purposes under the Credit Agreement. The Amendment also added defaulting lender provisions and modified the definition of Alternate Base Rate. In addition, the Credit Agreement was amended to permit us to incur indebtedness in connection with an offering of debt securities registered under the Securities Act of 1933, as amended, or exempt therefrom in reliance upon Rule 144A thereunder, or a private placement of debt securities to institutional investors (collectively, “Specified Indebtedness”) that contains a negative pledge covenant or a covenant requiring us to secure the Specified Indebtedness on a pari passu basis if we secure any other indebtedness.
     The foregoing description of the Amendment is qualified in its entirety by reference to the text of the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.
Risks Relating to Our Business
     The following are updates to certain risk factors set forth under “Risks Related to Our Business” in Item 1A of our annual report on Form 10-K for the year ended September 30, 2009. Except as set forth below, there have been no material changes to the risk factors discussed in our annual report on Form 10-K for the fiscal year ended September 30, 2009.
Our growth strategy involves the potential for future significant acquisitions, some of which may be outside our current industry. We may not be able to achieve some or all of the benefits that we expect to achieve from these acquisitions. If an acquisition were to perform unfavorably, it could have an adverse impact on our value.

     One component of our strategy contemplates our making selected acquisitions. All acquisitions involve inherent uncertainties, some of which include, among other things, our ability to:

•	successfully identify targets for acquisition,

•	negotiate reasonable terms for any particular deal,

•	properly perform due diligence and determine all the significant risks associated with a particular acquisition,

•	properly evaluate target company management capabilities, and

•	successfully transition the acquired company into our business and achieve the desired performance.

     We also may acquire businesses with unknown or contingent liabilities, including liabilities for failure to comply with potential industry or environmental regulations or tax contingencies. We have plans and procedures to conduct reviews of potential acquisition candidates for compliance with applicable regulations and laws prior to the acquisition and will also generally seek indemnification from sellers covering these matters. Despite these efforts, we may incur material liabilities for past activities of acquired businesses.

     In the event that we acquire a business that operates outside of our current industry, we may not achieve the intended benefits of the acquisition and our business could be materially adversely impacted. Under such circumstances, management could be required to spend significant amounts of time and resources in the transition of the business of the acquired entity due to the lack of experience in the industry of the acquired business. In addition, any benefits we anticipate from application of our lean manufacturing and lean business expertise may not be fully realized. Also, if we acquire a company that operates in an industry that is different from the one in which we operate, our lack of experience with that company’s industry could have a material adverse impact on our ability to manage that business and realize the benefits of that acquisition.

Collection risk associated with our note receivable from Forethought Financial Group, Inc. (“Forethought”) could have a material adverse impact on our earnings.

     As described in our annual report on Form 10-K for the year ended September 30, 2009, we hold a significant non-operating asset in the form of a note receivable and related interest receivable from Forethought. This asset was transferred to us at the time of separation of Hillenbrand Industries, Inc. (now known as “Hill-Rom Holdings, Inc.” or “Hill-Rom”) into two separate publicly traded companies, Hillenbrand and Hill-Rom. As of March 31, 2010, this note receivable had an aggregate carrying value of $149.0 million. This note receivable primarily represents seller provided financing to Forethought, the entity that purchased Hill-Rom’s former Forethought Financial Services, Inc. subsidiary. Forethought, through its subsidiaries, provides insurance and financial solutions for families managing retirement and end-of-life needs.

     Should Forethought fail to perform consistently with the original expectations set forth by Forethought or underperform to an extent that it cannot meet its financial obligations, the note could become impaired, causing an impairment charge that could result in a material adverse impact on our financial condition and results of operations. Payments under the note are due in annual $10 million installments beginning on July 1, 2010 through July 1, 2014, at which time the balance of the note is due and payable (unless otherwise deferred in accordance with its terms).

Volatility in our investment portfolio could negatively impact earnings. Also, if we are unable to convert our portfolio of auction rate securities to cash at reasonable terms, our earnings could be adversely affected.

     In connection with our separation from Hill-Rom, ownership in certain investments in private partnerships were transferred to us that had an aggregate carrying value of $14.7 million as of March 31, 2010. Volatility in that investment portfolio negatively or positively impacts earnings. These investments could be adversely affected by general economic conditions, changes in interest rates, default on debt instruments, and other factors, resulting in an adverse impact on our results from operations.

     In addition, we received a portfolio of auction rate securities (consisting of highly rated tax exempt state and municipal securities, the majority of which are collateralized by student loans guaranteed by the U.S. government under the Federal Family Education Loan Program) that Hill-Rom was not able to liquidate prior to the separation due to the market conditions and auction failures. In November 2008, we received an enforceable, non-transferable right (the “Put”) from UBS Financial Services that allows us to sell approximately $29.7 million of our existing auction rate securities (carrying value at March 31, 2010, including the Put) at par value plus accrued interest. We exercised the Put on June 30, 2010 and received the proceeds on July 1, 2010. For our remaining auction rate securities (carrying value of $13.6 million at March 31, 2010), if conditions do not improve or worsen, we may not be able to convert these securities to cash for the foreseeable future, these assets could become impaired, and our earnings could be adversely affected.
Risk Relating to the K-Tron Acquisition
     As previously disclosed, on April 1, 2010, we completed our acquisition of K-Tron International, Inc. (“K-Tron”). Below are additional risk factors facing us as a result of the K-Tron acquisition:
We may not realize the expected benefits of the K-Tron acquisition because of transition difficulties and other challenges.
     The success of the K-Tron acquisition will depend, in part, on our ability to transition K-Tron from being a stand-alone public company to our subsidiary. The transition process may be more complex, costly and time-consuming than we anticipate at this time. The difficulties of successfully implementing this transition include, among others:
•	failure to implement our business plan for the combined business;

•	unanticipated changes in applicable laws and regulations;

•	failure to retain key employees;

•	operating risks inherent in K-Tron’s business and our business; and

•	unanticipated issues, expenses and liabilities.
     We may not accomplish the transition of K-Tron smoothly, successfully or within the anticipated costs or timeframe. The diversion of the attention of management from our current operations to the transition effort could prevent us from realizing the full benefits anticipated to result from the K-Tron acquisition and could adversely affect our business.
     K-Tron operates in an industry that is different than ours and in which we have no prior experience.
     K-Tron, as a designer, producer, marketer and servicer of material handling equipment and systems, does not operate within the death care products industry. As such, we may not achieve the intended benefits of our acquisition of K-Tron, we may not manage K-Tron effectively and our business could be materially adversely impacted. In addition, management is currently significantly dependent on the existing management of K-Tron in order to enable us to achieve the intended benefits of the acquisition.
     Our increased debt obligations upon closing of the K-Tron acquisition could adversely affect our business and limit our ability to plan for or respond to changes in our business.
     As of March 31, 2010, our long-term debt, after giving effect to the acquisition on a pro forma basis, would have been approximately $375.0 million. As of May 31, 2010, we had $397.7 million of total indebtedness outstanding (excluding $14.8 million of outstanding letters of credit). This level of debt could have important consequences to our business. For example:
•	we may be more vulnerable to general adverse economic and industry conditions;

•	we will be required to dedicate a larger portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for other purposes, including business development efforts and mergers and acquisitions;

•	we will continue to be exposed to the risk of increased interest rates because a portion of our borrowings is at variable rates of interest; and

•	our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate may be limited, thereby placing us at a competitive disadvantage compared to competitors that have less indebtedness.
     For information regarding the other risks we face, see the discussion under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2009 and the discussion under “Item 1A. Risk Factors” in K-Tron’s Annual Report on Form 10-K for the year ended December 31, 2009.
Management’s Discussion and Analysis of Financial Condition and Results of Operations for K-Tron for the Three Months Ended April 1, 2010
     The below sets forth Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) for the three months ended April 1, 2010 for K-Tron as a stand-alone public company, prior to the closing of the acquisition. This MD&A should be read in conjunction with the historical consolidated statements of financial position of K-Tron as of April 1, 2010 (unaudited) and January 2, 2010 (audited), and the unaudited consolidated results of operations and cash flows for the three months ended April 1, 2010 and April 4, 2009, included in our current report on Form 8-K/A filed on May 28, 2010.

     Total revenues decreased by $11,730,000 or 23.6% in the first quarter of 2010 compared to the same period in 2009. The lingering global economic crisis continued to impact K-Tron’s sales and operations. The decrease in K-Tron’s revenues in the first quarter of 2010 compared to the same period in 2009 was primarily due to lower equipment sales to customers in the size reduction business line, especially to customers in the energy and coal mining industries. Total revenue also decreased due to lower sales to plastic resin and compounding customers in the process business line, especially in Europe. This was partially offset by the positive effect of a weaker U.S. dollar in the first quarter of 2010, compared with the same period in 2009, on the translation of the revenue of K-Tron’s foreign operations into U.S. dollars.
     Gross profit as a percentage of K-Tron’s total revenue increased to 44.1% in the first quarter of 2010 from 40.6% for the same period in 2009. This increase primarily reflected a change in the sales mix of the products and services sold by K-Tron’s two business lines during these periods. Sales of replacement parts, which generally carry a higher gross margin than sales of equipment, were a higher percentage of revenue due to lower equipment sales.
     Selling, general and administrative (“SG&A”) expense decreased by $439,000 or 3.5% in the first quarter of 2010 compared to the same period in 2009. This decrease was primarily due to decreased commissions and selling expenses related to lower revenue, along with cost control efforts undertaken to reduce expenses as a result of the weak economy. These efforts included reduced staffing and work schedules and reduced discretionary spending, which are expected to continue until the economy rebounds.
     Offsetting the decreases were increases for the unfavorable effect of a weaker U.S. dollar on the translation of foreign costs into U.S. dollars and unfavorable effects of foreign exchange on sales in foreign currencies at our Swiss subsidiary. As a percentage of K-Tron’s revenue, SG&A increased to 32.1% in the first three months of 2010 compared to 25.4% in the first three months of 2009 due mostly to the impact of lower revenues and the substantially fixed nature of many of these expenses.
     Research and development (“R&D”) expense increased by $21,000 or 3.7% in the first quarter of 2010 compared to the same period in 2009, primarily due to the effect of a weaker U.S. dollar in the first quarter of 2010 on the translation into U.S. dollars of R&D expenses incurred in Switzerland.
     Interest expense, net of interest income, decreased by $238,000 or 76.3% in the first quarter of 2010 compared to the same period in 2009. This decrease was primarily due to the effect of lower debt levels.
     Income before income taxes decreased to ($6,185,000) in the first quarter of 2010 compared to $6,661,000 for the same period in 2009. This quarter-over-quarter decrease of $12,846,000 was primarily the result of $10,081,000 in non-recurring transaction costs associated with our acquisition of K-Tron on April 1, 2010, along with the impact of lower revenue in the first quarter of 2010.
     The income tax (benefit) provisions for the first quarters of 2010 and 2009 were ($769,000) and $2,214,000, respectively, and the overall effective income tax rates were a 12.4%

benefit rate and a 33.2% provision rate, respectively. The lower effective income tax benefit rate in 2010 versus the income tax provision rate in 2009 was primarily due to the impact of non-deductible transaction costs associated with our acquisition of K-Tron.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits:

Exhibit No.	Exhibits
10.1
Amendment No. 2 dated as of June 30, 2010 to Credit Agreement dated as of March 28, 2008, among Hillenbrand, Inc., the lenders named therein, Citibank, N.A., as resigning agent, and JPMorgan Chase Bank, N.A., as successor agent for the lenders

10.2	Letter Amendment No. 1, dated as of December 16, 2009 to Credit Agreement dated as of March 28, 2008, among Hillenbrand, Inc., the lenders named therein, and Citibank, N.A., as agent for the lenders

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

HILLENBRAND, INC.
DATE: July 6, 2010
By:	/s/ Cynthia L. Lucchese
Cynthia L. Lucchese
Senior Vice President and Chief Financial Officer

DATE: July 6, 2010
By:	/s/ John R. Zerkle
John R. Zerkle
Senior Vice President, General Counsel & Secretary